STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Sanswire Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Sanswire Corp..
2. That a Certificate of Designation of Series E Preferred Stock
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on May 06, 2009 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)
   The Board of Directors determined no further use for such designation of the 100,000 shares of Series E.
4. Article ONE of the Certificate is corrected to read as follows:
   "The Certificate of Designation is hereby rendered null and void."

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 18th day of October, A.D. 2010.

By: ______________________
Authorized Officer

Name: Glenn Estrella
Print or Type

Title: Chief Executive Officer